Exhibit 99.1
DATE: January 27, 2003

FROM:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN  55112
Contact:  Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

        MEDTOX SCIENTIFIC REPORTS PRELIMINARY UNAUDITED RESULTS FOR 2002
                   FINAL RESULTS TO BE RELEASED MARCH 6, 2003

ST. PAUL, January 27, 2003 - MEDTOX Scientific, Inc. (AMEX: TOX), announced that it will release final results for fiscal 2002 on March 6, 2003. Based on preliminary data, the Company expects annual revenue between $51.9 million and $52.1 million, compared to $49.1 million for fiscal 2001. The Company anticipates net income, including a one-time tax benefit, in the range of $2.46 to $2.49 per share, compared to diluted earnings per share of $0.54 for fiscal 2001. For the three month period ended December 31, 2002, MEDTOX estimates revenue to range between $12.0 million and $12.2 million, compared to $12.3 million in the fourth quarter of 2001. The Company expects to record a pre-tax net loss of $0.06 to $0.07 per share for the quarter, compared to net income of $0.06 per share in the prior-year period.

"We are proud of our performance in 2002. Our results reflect the continued challenging employment environment and our strategic investments to improve our positions within our markets," said Dick Braun, MEDTOX chief executive officer. "Despite operating within historically poor labor markets, we grew our businesses, generated a profit, and positioned ourselves well for the future."

"Since over 60% of our revenue is related to hiring and employment levels, our recent operating results reveal the impact of two consecutive years of negative job growth in the U.S. economy. Our performance in the face of these declining employment figures give our shareholders a strong reason to look favorably upon our recent results and our future. A reduction in the raw number of U.S. jobs not only translates to a smaller potential customer base for us, but it also portends poorly for the number of individuals changing jobs, a key metric driving volume in certain lines of our business. The latest preliminary statistics from the U.S. Department of Labor indicate that consecutive years of negative job growth only occurred three other times since 1950 and only one other time over the last forty-four years. We anticipate an improved employment and hiring situation in the future, since all of these periods were followed by job growth exceeding 3.75% in the subsequent year. Further, the U.S. labor market has not experienced three consecutive years of negative job growth since the Great Depression. Thus, we believe that the employment environment is likely to improve, but even if it doesn't in the very near term, we have proven our ability to grow and remain profitable in extremely adverse labor markets."

Fourth quarter sales and earnings were negatively impacted by poor economic conditions, especially within manufacturing and retail hiring where MEDTOX typically would see a seasonal boost. In her most recent monthly statement, the Commissioner of the Bureau of Labor Statistics, Kathleen P. Utgoff, noted weakening within the labor market toward the end of 2002 and the "sizable job losses" that occurred within the retail and manufacturing sectors. In spite of a particularly difficult fourth quarter, annual revenues reached record levels in both MEDTOX's Laboratory and Diagnostic segments for 2002.

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MEDTOX Scientific, Inc.
January 27, 2003
Page 2


Within  the  higher  margin  diagnostic   business,   the  Company   experienced
double-digit revenue growth for the fifth consecutive year. New client relationships accounted for much of the Company's overall growth and, as in previous quarters, offset lower volumes from the decreased hiring patterns of existing clients and the shrinking of state budgets. Daily sample volume from existing corporate and occupational health clients declined 11% for the year compared to 2001 levels.

"A year ago, we explained our intent to invest in areas that will support our future growth and profitability, and that is exactly what we did during 2002," said Braun. "We indicated that we were under-invested in our sales force, R&D, information systems, and laboratory and manufacturing automation. We have improved our Company in all of these areas, despite the challenging economic environment in which we are operating. We also continue to diversify and grow our specialty laboratory services, which are not directly impacted by the labor environment. Revenue in specialty laboratory services, which includes esoteric testing, therapeutic drug monitoring, Clinical Trial Services, and pediatric screening, increased 23% to $12.4 million from the previous year's $10.1 million figure. Our investments added to the decline in operating margins over the most recent quarter, but will continue to enable us to diversify, gain market share and add client relationships."

Chief marketing officer of MEDTOX, Jim Schoonover, said, "The focus and efficiency of our sales model allowed us to continue to diversify and grow our revenue streams through this difficult economic climate. In contrast, we see a number of our competitors reducing investments in sales, customer service and systems support. This has enabled us to continue to gain market share in all product lines."

"If we can outperform our competitors, diversify and improve our operations, gain market share, grow our revenue and earn a profit in this extremely difficult economic environment, we expect to be rewarded when our existing workplace clients return to their previous hiring practices," said Braun. "We will continue to strategically invest in all aspects of our business, with a particular focus on gaining market share from our competitors. We are well positioned within our markets, and have momentum to continue our profitable growth throughout 2003 and beyond."

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see http://www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Fuller discussions of factors that may cause such results to differ are identified on page three of the company's 2001 annual report on Form 10-K and incorporated herein by reference.